EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ladenburg Thalmann Financial Services Inc.

We consent to the incorporation by reference in this Registration Statement of Ladenburg Thalmann Financial Services Inc. (the “Company”) on Form S-3 of our report dated February 5, 2004, except for the fifth and sixth paragraphs of Note 13, as to which the date is March 29, 2004, with respect to the consolidated financial statements as of and for the years ended December 31, 2003 and 2002 of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Eisner LLP
Eisner LLP
New York, New York
January 20, 2005